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                              ARTICLES OF AMENDMENT

                              IRT PROPERTY COMPANY


         Pursuant to the provisions of Section 14-2-1006 of the Georgia Business Corporation Code (the "Code"), IRT PROPERTY COMPANY, a Georgia corporation (the "Corporation"), hereby amends its Articles of Incorporation. The following information is set forth in accordance with the provisions of Section 14-2-1006 of the Code.

         1.       The name of the Corporation is "IRT Property Company."

         2. Section 5.1 of the Corporation's Articles of Incorporation is hereby amended by deleting such section in its entirety and substituting in lieu thereof the following (the "Amendment"):

                  "5.1     The total number of shares of capital stock that the
         corporation shall have authority to issue is 160,000,000, of which 150,000,000 shall be Common Stock of the par value of $1.00 per share (the "Common Stock") and 10,000,000 shall be Preferred Stock of the par value of $1.00 per share (the "Preferred Stock")."

         3. The Amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

         4. The Amendment was adopted by a majority of the Corporation's shareholders entitled to vote on May 20, 1999, in accordance with the provisions of Sections 14-2-1003 and 14-2-1004 of the Code.

         5. The Amendment was adopted by the Corporation's Board of Directors as of March 17, 1999, subject to shareholder approval.


                                      IRT PROPERTY COMPANY


                                      By:      /s/ Thomas H. McAuley
                                            --------------------------------
                                            Name:     Thomas H. McAuley
                                            Title:    President